RULE 424(b)(3) PROSPECTUS

REGISTRATION NO. 333-61612

SUPPLEMENT TO PROSPECTUS
DATED JUNE 4, 2001

12,148 SHARES

PERFORMANCE FOOD GROUP COMPANY

Common Stock

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This is a prospectus supplement for the issuance of 12,148 shares of the Company's common stock as partial payment of additional purchase price pursuant to an Earnout Agreement dated July 26, 2002, by and among the Company, Thoms-Proestler Company, TPC Logistics, Inc and all of the shareholders of Thoms-Proestler Company and TPC Logistics, Inc.

The shares of common stock issued in connection with the Earnout Agreement were registered in the names of Mary T. Thoms, Michael S. Thoms, Mary E. Tennant, Stuart W. Thoms, Thomas W. Thoms and Theodore M. Thoms (collectively, the "Former Shareholders"). The Former Shareholders may offer and sell the common stock from time to time and as described under the caption "Outstanding Securities Covered By This Prospectus" in the prospectus.

The date of this supplement is November 24, 2003